EXHIBIT 99.1

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Tod Holmes	(954) 769-2387
	Ed Lang	(954) 769-3591
REPUBLIC SERVICES, INC. REPORTS
THIRD QUARTER EARNINGS

•	Price growth of 4.9 percent
•	Free cash flow on target to achieve full year guidance
Fort Lauderdale, Fla., Nov. 5, 2007 - Republic Services, Inc. (NYSE: RSG) today reported that revenue in the third quarter of 2007 increased 2.4 percent to $806.2 million from $787.1 million for the same period in 2006. Net income for the three months ended September 30, 2007 was $67.0 million, or $0.35 per diluted share, versus net income of $77.3 million, or $0.39 per diluted share, for the comparable period last year. The Company’s income before income taxes for the three months ended September 30, 2007 included a $32.9 million pre-tax charge ($20.3 million, or $0.11 per diluted share, net of tax) related to an increase in the estimated costs to comply with the Final Findings and Orders issued by the Ohio Environmental Protection Agency in response to environmental conditions at the Company’s Countywide Recycling and Disposal Facility in East Sparta, Ohio and an increase in estimated leachate disposal costs and costs to upgrade onsite equipment that collects and treats leachate at the Company’s closed disposal facility in Contra Costa County, California. Net income for the three months ended September 30, 2006 included a $5.1 million tax benefit related to the resolution of various income tax matters.
Operating income for the three months ended September 30, 2007 was $128.3 million, or 15.9 percent of revenue, compared to operating income of $133.4 million, or 16.9 percent of revenue, for the same period last year. Excluding the $32.9 million pre-tax charge for the Company’s Countywide and Contra Costa disposal facilities, operating income for the three months ended September 30, 2007 would have been $161.2 million, or 20.0 percent of revenue.
Revenue for the nine months ended September 30, 2007 increased 3.3 percent to $2,380.2 million from $2,304.4 million for the same period in 2006. Net income for the nine months ended September 30, 2007 was $208.1 million, or $1.08 per diluted share, versus net income of $212.7 million, or $1.05 per diluted share, for the comparable period last year. The Company’s income before income taxes for the nine months ended September 30, 2007 includes $54.9 million of pre-tax charges ($33.8 million, or $.18 per diluted share, net of tax) related to estimated increases in costs to remediate landfills in Ohio and California. Net income for the nine months ended September 30, 2006 included a $5.1 million tax benefit related to the resolution of various income tax matters. Operating income for the nine months ended September 30, 2007 was $396.1 million, or 16.6 percent of revenue, compared to operating income of $389.8 million, or 16.9 percent of revenue, for the same period last year. Excluding the $54.2 million of operating expenses included in the charge for the costs to remediate two of the Company’s landfills in Ohio and California, operating income for the nine months ended September 30, 2007 would have been $450.3 million, or 18.9 percent of revenue.
The Company recently announced an increase in its 2007 earnings guidance to a range of $1.65 to $1.66 per diluted share, excluding $54.9 million of pre-tax charges ($33.8 million, or $.18 per diluted share, net of tax) related to estimated increases in costs to remediate landfills in Ohio and California. Including these charges, the Company expects to report earnings in a range of $1.47 to $1.48 per diluted share for the year ending December 31, 2007.
“Pricing remains strong and, excluding the landfill charges, third quarter operating margins were 20 percent,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “The continued strength we have seen in our business has allowed us to increase our earnings guidance twice this year. We currently believe that 2007 earnings per diluted share will be in the range of $1.65 to $1.66, excluding the $0.18 per diluted share of landfill charges recorded during the first and third quarters.”
Quarterly Dividend
Republic Services also announced that its Board of Directors declared a regular quarterly dividend of $0.17 per share for shareholders of record on January 2, 2008. The dividend will be paid on January 16, 2008.
Stock Repurchase Program
Since 2000, Republic has repurchased $2.1 billion worth of Republic Services’ shares. During the three months ended September 30, 2007, Republic Services repurchased 4.2 million shares of common stock for $127.0 million. For the nine months ended September 30, 2007, Republic Services repurchased 9.0 million shares of stock for $292.1 million.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry;

•	the Company’s ability to manage growth;

•	compliance with, and future changes in, environmental regulations;

•	the Company’s ability to obtain approvals from regulatory agencies in connection with operating and expanding the Company’s landfills;

•	the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements;

•	the ability of the Company to repurchase common stock at prices that are accretive to earnings per share;

•	the Company’s dependence on key personnel;

•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within control of the Company;

•	the Company’s dependence on large, long-term collection, transfer and disposal contracts;

•	the Company’s dependence on acquisitions for growth;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending legal proceedings; and

•	other factors contained in the Company’s filings with the Securities and Exchange Commission.
###

REPUBLIC SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	September 30,	December 31,
	2007	2006(1)
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$22.6	$29.1
Accounts receivable, less allowance for doubtful accounts of $14.3 and $18.8, respectively	320.1	293.8
Other current assets	90.0	70.5

Total Current Assets	432.7	393.4

RESTRICTED CASH	202.2	153.3
PROPERTY AND EQUIPMENT, NET	2,137.0	2,163.8
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	1,589.0	1,593.9
OTHER ASSETS	137.1	125.0

	$4,498.0	$4,429.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable, deferred revenue and other current liabilities	$554.5	$599.6
Notes payable and current maturities of long-term debt	2.2	2.6

Total Current Liabilities	556.7	602.2

LONG-TERM DEBT, NET OF CURRENT MATURITIES	1,654.0	1,544.6
ACCRUED LANDFILL AND ENVIRONMENTAL COSTS	300.0	260.7
OTHER LIABILITIES	680.1	599.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 50,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 750,000,000 shares authorized; 195,297,630 and 193,711,579 issued, including shares held in treasury, respectively	1.9	1.9
Additional paid-in capital	25.9	1,617.5
Retained earnings	1,521.8	1,602.6
Treasury stock, at cost (8,207,792 and 0 shares, respectively)	(247.6)	(1,800.8)
Accumulated other comprehensive income, net of tax	5.2	0.9

Total Stockholders’ Equity	1,307.2	1,422.1

	$4,498.0	$4,429.4

(1)	Derived from the December 31, 2006 consolidated balance sheet.

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$806.2	$787.1	$2,380.2	$2,304.4

Expenses:
Cost of operations	518.8	493.2	1,501.8	1,442.1
Depreciation, amortization and depletion	78.0	76.9	233.9	224.4
Accretion	4.3	4.0	12.6	11.6
Selling, general and administrative	76.8	79.6	235.8	236.5

Operating income	128.3	133.4	396.1	389.8

Interest expense, net	(20.8)	(20.3)	(61.6)	(59.6)
Other income (expense), net	1.5	3.3	2.6	4.6

Income before income taxes	109.0	116.4	337.1	334.8

Provision for income taxes	42.0	39.1	129.0	122.1

Net income	$67.0	$77.3	$208.1	$212.7

Basic earnings per share	$0.36	$0.39	$1.09	$1.07

Weighted average common shares outstanding	187.8	196.3	191.4	199.3

Diluted earnings per share	$0.35	$0.39	$1.08	$1.05

Weighted average common and common equivalent shares outstanding	189.7	198.4	193.3	201.9

Cash dividends per common share	$0.1700	$0.1067	$0.3834	$0.2933

REPUBLIC SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended September 30,
	2007	2006

CASH PROVIDED BY OPERATING ACTIVITIES:
Net income	$208.1	$212.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and depletion	233.9	224.4
Accretion	12.6	11.6
Other	34.5	31.4
Change in operating assets and liabilities, net of effects from business acquisitions and dispositions	(18.5)	(157.1)

	470.6	323.0

CASH USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(216.0)	(264.3)
Proceeds from sales of property and equipment	4.7	17.5
Cash used in business acquisitions, net of cash acquired	(1.9)	(2.2)
Cash proceeds from business dispositions, net of cash disposed	4.9	3.8
Change in restricted cash	(48.8)	47.3
Other	—	(0.7)

	(257.1)	(198.6)

CASH USED IN FINANCING ACTIVITIES:
Proceeds from notes payable and long-term debt	307.5	327.0
Payments of notes payable and long-term debt	(202.1)	(134.2)
Issuances of common stock	24.6	63.9
Excess income tax benefit from stock option exercises	4.1	11.5
Purchases of common stock for treasury	(292.1)	(417.7)
Cash dividends paid	(62.0)	(57.4)

	(220.0)	(206.9)

DECREASE IN CASH AND CASH EQUIVALENTS	(6.5)	(82.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29.1	131.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22.6	$49.3

REPUBLIC SERVICES, INC.
SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
     The following information should be read in conjunction with the Company’s audited Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-K as of and for the year ended December 31, 2006. It should also be read in conjunction with the Company’s Unaudited Condensed Consolidated Financial Statements and notes thereto appearing in the Company’s Form 10-Q as of and for the six months ended June 30, 2007.
STOCK SPLIT
     In January 2007, the Company’s Board of Directors approved a 3-for-2 stock split effective on March 16, 2007, to stockholders of record as of March 5, 2007. The Company distributed approximately 64.5 million shares from treasury stock to effect the stock split. The Company’s shares of treasury stock, earnings per share and weighted average common and common equivalent shares outstanding have been retroactively adjusted for all periods to reflect the stock split.
INCOME TAXES
     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“the Interpretation”) effective January 1, 2007, as required. As a result of adopting the Interpretation, the Company recorded a $5.6 million cumulative adjustment to decrease retained earnings.
     During the first quarter of 2007, the Company recorded $4.2 million of additional income taxes related to the resolution of various income tax matters. During the second quarter of 2007, the Company recorded a $5.0 million reduction in income taxes related to the resolution of various income tax matters, which effectively closes the Internal Revenue Service’s audits of the Company’s consolidated tax returns for fiscal years 2001 through 2004. The Company expects its effective tax rate for the remainder of 2007 to be approximately 38.5%.
CHARGES FOR LANDFILL MATTERS
     During the first quarter of 2007, the Company recorded a pre-tax charge of $22.0 million ($13.5 million, or $.07 per diluted share, net of tax), related to estimated costs the Company believed would be required to comply with Final Findings and Orders (the “F&Os”) issued by the Ohio Environmental Protection Agency (“OEPA”) in response to environmental conditions at the Company’s Countywide Recycling and Disposal Facility (“Countywide”) in East Sparta, Ohio. The Company will also incur approximately $3.3 million of additional amortization and depletion expense during 2007 associated with a reduction of estimated remaining available airspace at this landfill as a result of the OEPA’s F&Os, of which $2.5 million has been recorded through the nine months ended September 30, 2007.
     The Company has complied with and will continue to comply with the F&Os. However, while there are indications that the reaction is beginning to subside, the Company nevertheless recently agreed with the OEPA to take certain additional remedial actions at Countywide, including creating multiple barriers in the landfill to further isolate the reaction. Consequently, the Company recorded an additional $23.3 million charge ($14.4 million, or $.08 per diluted share, net of tax) during the three months ended September 30, 2007. The majority of these additional costs will be paid during fiscal 2008. The Company is vigorously pursuing financial contributions from third parties for its costs to comply with the F&Os and the additional remedial actions.
     Also during the third quarter of 2007, the Company recorded a pre-tax charge of $9.6 million ($5.9 million, or $.03 per diluted share, net of tax) associated with an increase in estimated leachate disposal costs and costs to upgrade onsite equipment that captures and treats leachate at the Company’s closed disposal facility in Contra Costa County, California. These additional remediation costs are attributable to a recently signed consent agreement with the California Department of Toxic Substance Control. The majority of these additional costs will be incurred during fiscal 2008.
     It is reasonably possible that the Company will need to adjust the charges noted above to reflect the effects of new or additional information, to the extent that such information impacts the costs, timing or duration of the required actions. Future changes in the Company’s estimates of the costs, timing or duration of the required actions could have a material adverse effect on the Company’s financial position, results of operations or cash flows.
OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, DEPLETION AND ACCRETION
     Operating income before depreciation, amortization, depletion and accretion, which is not a measure determined in accordance with U.S. generally accepted accounting principles (GAAP), for the three and nine months ended September 30, 2007 and 2006 is calculated as follows (in millions):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$67.0	$77.3	$208.1	$212.7
Provision for income taxes	42.0	39.1	129.0	122.1
Other (income) expense, net	(1.5)	(3.3)	(2.6)	(4.6)
Interest expense, net	20.8	20.3	61.6	59.6
Depreciation, amortization and depletion	78.0	76.9	233.9	224.4
Accretion	4.3	4.0	12.6	11.6

Operating income before depreciation, amortization, depletion and accretion	$210.6	$214.3	$642.6	$625.8

     The Company believes that the presentation of operating income before depreciation, amortization, depletion and accretion is useful to investors because it provides important information concerning the Company’s operating performance exclusive of certain non-cash costs. Operating income before depreciation, amortization, depletion and accretion demonstrates the Company’s ability to execute its financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in the Company’s customer base and services provided, pursuing strategic acquisitions that augment the Company’s existing business platform, repurchasing shares of common stock at prices that provide value to the Company’s shareholders, paying cash dividends, maintaining the Company’s investment grade rating and minimizing debt. This measure has material limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
CASH FLOW
     During the nine months ended September 30, 2007, cash provided by operating activities was $470.6 million, cash used in investing activities was $257.1 million and cash used in financing activities was $220.0 million.
     The Company defines free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in the Company’s consolidated statements of cash flows. The Company’s free cash flow for the nine months ended September 30, 2007 and 2006 is calculated as follows (in millions):

	Nine months ended	Nine months ended
	September 30, 2007	September 30, 2006
Cash provided by operating activities	$470.6	$323.0
Purchases of property and equipment	(216.0)	(264.3)
Proceeds from sales of property and equipment	4.7	17.5

Free cash flow	$259.3	$76.2

     The change in cash provided by operating activities during the periods presented is primarily due to the payment of $83.0 million for income taxes made during the nine months ended September 30, 2006 related to fiscal 2005 that had been deferred as a result of an Internal Revenue Service notice issued in response to Hurricane Katrina.
     Purchases of property and equipment as reflected in the Company’s consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected in the consolidated statements of cash flows to property and equipment received during the period is as follows (in millions):

	Nine months ended	Nine months ended
	September 30, 2007	September 30, 2006
Purchases of property and equipment in the consolidated statements of cash flows	$216.0	$264.3
Adjustment for property and equipment received during the prior period but paid for in the following period, net	(32.3)	(22.2)

Property and equipment received during the current period	$183.7	$242.1

     The adjustments noted above do not affect either the Company’s net change in cash and cash equivalents as reflected in its consolidated statements of cash flows or its free cash flow.
     The Company believes that the presentation of free cash flow provides useful information regarding the Company’s recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates the Company’s ability to execute its financial strategy as previously discussed and is a key metric used by the Company to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent the Company’s cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that the Company has committed to such as debt service requirements and dividend payments. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
     Capital expenditures include $2.1 million of capitalized interest for the nine months ended September 30, 2007.
     As of September 30, 2007, accounts receivable were $320.1 million, net of allowance for doubtful accounts of $14.3 million, resulting in days sales outstanding of approximately 35.5 (or 23.0 net of deferred revenue). In the second quarter of 2007, the Company recorded a $4.3 million reduction to its allowance for doubtful accounts as a result of the Company refining its estimate of its allowance for doubtful accounts based on its historical collection experience.
STOCK REPURCHASE PROGRAM
     During the three months ended September 30, 2007, the Company paid $127.0 million to repurchase 4.2 million shares of its common stock. During the nine months ended September 30, 2007, the Company repurchased a total of 9.0 million shares of its common stock for $292.1 million. As of September 30, 2007, the Company was authorized to repurchase up to an additional $207.1 million of its common stock under its existing stock repurchase program.
CASH DIVIDENDS
     In July 2007, the Company paid a cash dividend of $20.5 million to shareholders of record as of July 2, 2007. As of September 30, 2007, the Company recorded a dividend payable of $31.8 million to shareholders of record at the close of business on October 2, 2007, which has been paid. In October 2007, the Company’s Board of Directors declared a regular quarterly dividend of $.17 per share payable to shareholders of record as of January 2, 2008.

REVENUE
     The following table reflects total revenue of the Company by revenue source for the three and nine months ended September 30, 2007 and 2006 (in millions):

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006(1)	2007	2006(1)
Collection:
Residential	$201.3	$193.0	$598.7	$564.9
Commercial	237.8	224.0	701.8	656.1
Industrial	165.8	169.9	488.3	495.1
Other	4.9	5.2	14.7	16.9

Total collection	609.8	592.1	1,803.5	1,733.0

Transfer and disposal	307.6	305.6	899.5	892.8
Less: Intercompany	(156.7)	(149.9)	(461.9)	(443.6)

Transfer and disposal, net	150.9	155.7	437.6	449.2

Other	45.5	39.3	139.1	122.2

Total revenue	$806.2	$787.1	$2,380.2	$2,304.4

(1) Certain amounts for 2006 have been reclassified to conform to the 2007 presentation.
     The following table reflects the Company’s revenue growth for the three and nine months ended September 30, 2007 and 2006:

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Core price	4.0%	3.8%	4.1%	3.4%
Fuel surcharges	(.1)	1.4	—	1.4
Environmental fee	.1	.3	.3	.3
Commodities	.9	—	.9	(.3)

Total price	4.9	5.5	5.3	4.8

Core volume	(1.9)	1.9	(1.5)	3.5
Non-core volume	(.1)	.1	(.1)	.1

Total volume	(2.0)	2.0	(1.6)	3.6

Total internal growth	2.9	7.5	3.7	8.4

Acquisitions, net of divestitures	(.6)	.2	(.4)	(.1)
Taxes	.1	.1	—	.1

Total revenue growth	2.4%	7.8%	3.3%	8.4%